Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated November 13, 2007

Relating to Preliminary Prospectus dated November 13, 2007

Registration Statement No. 333-141645

ENERGYSOLUTIONS, INC.

FREE WRITING PROSPECTUS

This free writing prospectus is being filed solely to advise you of the availability of a revised preliminary prospectus, dated November 13, 2007 (the “Preliminary Prospectus”), that reflects changes from the preliminary prospectus dated October 31, 2007, and to provide you with a hyperlink to Amendment #6 of the Registration Statement on Form S-1 (File No. 333-141645), which includes the Preliminary Prospectus.

You should read carefully the Preliminary Prospectus before deciding to invest in our common stock, including the information presented under the section entitled “Risk Factors” and the consolidated and combined financial statements and the related notes thereto.

To review a filed copy of our current registration statement and the Preliminary Prospectus, click on, or copy and post into your internet browser, the following link on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/1393744/000119312507244632/ds1a.htm

Our Central Index Key, or CIK, on the SEC Web site is 0001393744.

All page references listed below are to the Preliminary Prospectus.

We revised the Preliminary Prospectus to include our financial results for the nine months ended September 30, 2007. These changes can be found throughout the Preliminary Prospectus.

We added a risk factor on page 29 entitled “Our independent registered public accounting firm identified a material weakness in our internal controls, which, if not properly remediated, could result in material misstatements of our financial statements in future periods.”

We added disclosure on page 76 regarding our exposure to foreign exchange rate fluctuations.

We added disclosure on page 126 regarding certain arrangements with our executive officers.

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CREDIT SUISSE SECURITIES (USA) LLC, J.P. MORGAN SECURITIES INC. OR MORGAN STANLEY & CO. INCORPORATED.

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